Exhibit 10.3

WAIVER AND AMENDMENT

November 29, 2021

This Waiver and Amendment (this “Waiver and Amendment”), is delivered in connection with the Securities Purchase Agreements dated May 20, 2020 between Alpha Capital Anstalt (“Alpha”) and Qualigen, Inc., a Delaware corporation (the May Agreement”), and those certain Securities Purchase Agreements dated July 8, 2020; August 2, 2020; and December 16, 2020 between Alpha Qualigen Therapeutics, Inc., a Delaware corporation , (“QLGN”) (the “Other Agreements” and, together with the May Agreement, the “Agreements”), and in connection with the various warrants issued under the respective Agreements and still outstanding (the “Warrants”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreements and Warrants, as the case may be.

Pursuant to Section 4.11 of each of the Agreements, the Company agreed to provide Alpha with a right of participation in any Subsequent Financing (as defined in the Agreements), of which the right in the December 16, 2020 Agreement remains in effect.

QLGN acknowledged and agreed that effective upon completion of a certain Merger (which Merger was completed on May 22, 2020) Section 4.12 of the May 20, 2020 Agreement would also apply to it and to issuances of its securities made prior to the Merger date.

In order to facilitate QLGN’s execution and delivery of a placement agency agreement with Alliance Global Partners as placement agent for an intra-day shelf offering of Common Stock only to be priced and placed prior to 4:00 pm Eastern time on November 29, 2021, and the issuance and sale of QLGN common stock thereunder, Alpha hereby waives (for the benefit of both the Company and QLGN) its rights under Section 4.17/Section 4.12 of the respective Agreements for (but only for) QLGN’s execution and delivery of such placement agency agreement and any issuances and sales of QLGN common stock under such agreement and any subscription agreements entered into between QLGN and the investors therein, up to a maximum aggregate offering price of $10,000,000 (the “Public Offering”), provided, that none of such placement agency agreement or subscription agreements (however called), shall give any person any further pre-emptive right or right of participation or first refusal in future financings by QLGN, nor any tail fee to the placement agent. In addition, Alpha agrees that it shall not sell, contract to sell, or create any put-equivalent position in QLGN Common Stock at any price below $3.00 per share, for a period of 30 calendar days from the date hereof.

Pursuant to Section 4.12 of the May Agreement and Section 4.11 of one or more of the Other Agreements, Alpha has the right to participate in certain Subsequent Financings.

In order to facilitate the Public Offering, Alpha hereby waives any rights under such Section 4.12/4.11 of the applicable Agreements for (but only for) the Public Offering (subject to the provisos set forth above).

In consideration of the foregoing waivers and amendments, QLGN agrees that all of the Warrants which currently have an Exercise Price above $2.00 per share shall be, and hereby are amended to make the Exercise Price equal to $2.00, provided such price is not already below such Public Offering price per share, and the Termination Date of each such Warrant shall be extended for a period of six months from its respective current Termination Date.

[continued]

[QLGN Waiver and Amendment]

Except as expressly set forth in this Waiver and Amendment, this Waiver and Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Agreements or the Warrants (or waive any claim arising out of the Agreements or the Warrants, or any power, right, privilege or remedy under the Agreements or the Warrants), all of which shall continue in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Waiver and Amendment as of the date first above written.

ALPHA CAPITAL ANSTALT

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Director

QUALIGEN THERAPEUTICS, INC. (on its own behalf and on behalf of Qualigen, Inc.

By:	/s/ Michael Poirier
Name:
Title: